CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment 96 to Registration Statement No. 002-10758 on Form N-1A of our report dated February 12, 2007, relating to the financial statements of American Balanced Fund, Inc appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial highlights” in the Prospectuses and “Independent registered public accounting firm” and “Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California
February 26, 2007